Exhibit 4.59

AGREEMENT FOR THE APPORTIONMENT OF EXPENSES

(“VIA VAREJO”)
Corporate Name: VIA VAREJO S.A	CNPJ (National Register of Legal Entities) 33.041.260/0652-90
Address: Rua João Pessoa, 83, Downtown
City: São Caetano do Sul	State: SP
(“CNOVA”)
Corporate Name: CNOVA COMÉRCIO ELETRÔNICO S/A	CNPJ (National Register of Legal Entities) 07.170.938/0001-07
Address: Rua Gomes de Carvalho, 1609, 3rd to 7th floors, Vila Olímpia
City: São Paulo	State: SP

CONSIDERING THAT:

(i)

VIA VAREJO and CNOVA enter into the Agreement for the Repayment of Losses and Other Covenants, in which the parties bind themselves to analyze, in a thorough, economic and financial manner, the sharing of areas of the respective distribution centers, always attempting to share free spaces in their distribution centers, with the proper apportionment of operating costs and expenses incurred, whether directly or indirectly, in the maintenance of the shared distribution center.

(ii)

VIA VAREJO and CNOVA are companies that belong to the same economic group, namely Pão de Açúcar Group  (“GPA”) and act at the same economic segment, with similarity of their respective operational activities and accounting, financial, managerial and administrative criteria developed or adopted by them;

(iii)

VIA VAREJO has free space in its distribution centers (“CDs”), which shall be used by CNOVA with the purpose of sharing the CDs structure and apportioning costs and expenses related with the CDs, therefore resulting in economy of scale, which may give rise to greater efficacy and reduced costs and expenses to the Parties, benefiting the Parties, GPA, its shareholders and other stakeholders;

(iv)	VIA VAREJO is able to make personnel, infrastructure and resources available for the development of administrative activities in benefit of CNOVA, not aiming at any profits;

(v)	The Parties hereby enter into the Free Lease Agreement for assignment of free spaces in the CDs; and,

(vi)

The Parties are interested in establishing rights and obligations to be observed in the Structure Sharing, being that the Agreement shall not be considered, for any reasons, an agreement between the Parties for obtainment of any profits or commercial advantages over each other;

The Parties hereby DECIDE, under mutual agreement, to enter into the Agreement for the Apportionment of Expenses, under the terms and conditions described below:

CLAUSE 1 – DEFINITIONS

1.1. The following terms, in the singular or plural, shall have the meanings below, unless the context otherwise requires:

CNOVA	has its meaning indicated in the preamble of this Agreement.

CD/CDs	has its meaning indicated in the Recital "iii" of this Agreement.

Structure Sharing

means the free spaces at the CDs used by CNOVA, as well as the sharing, by the Parties, of the whole structure required to proper operation of CDs, directly defrayed by VIA VAREJO, as detailed in Attachment I to the Agreement.

Agreement	means the Agreement for apportionment of Expenses, together with its attachments, as amended from time to time.

Free Lease Agreement	means the agreement entered into on [date] by and between VIA VAREJO and CNOVA for assignment of spaces in the CD.

Apportioned Expenses	has its meaning indicated in Clause 2.1 of this Agreement.

Business Day/ Business Days	means any day, except for Saturdays, Sundays or national holidays

GPA	has its meaning indicated in the Recital "i" of this Agreement.

Confidential Information	has its meaning indicated in Clause 10.1 of this Agreement.

Party	VIA VAREJO and CNOVA, individually.

Parties	VIA VAREJO and CNOVA, in aggregate.

Sharing Party	has its meaning indicated in Clause 3.8 of this Agreement.

Expenses Report	has its meaning indicated in Clause 4.1 of this Agreement.

VIA VAREJO	has its meaning indicated in the preamble of this Agreement.

CLAUSE 2 – PURPOSE

2.1. The purpose of this Agreement is establishing criteria to be observed by the Parties within the scope of the Structure sharing and apportionment of expenses described in Attachment I (“Apportioned Expenses”) and criteria described in Attachment II.

2.1.1. Notwithstanding the provisions herein, the Parties agree that any expenses and criteria indicated in Attachments I and II may be amended, modified, deleted or new activities may be inserted, in order to reflect the proper use and sharing of CDs, being that Attachments I and II shall always be validated and executed by all Parties.

2.2. The CD object of the Structure Sharing is located in the City of [name], State of [name], at [address].

CLAUSE 3 - REPAYMENT OF LOSSES

3.1. Any expenses related with the Structure Sharing that are incurred by VIA VAREJO shall be repaid by CNOVA according to the apportionment criterion defined in Attachment II.

3.2. VIA VAREJO shall keep graphic accounts for those expenses incurred by it on behalf of CNOVA, which shall be object of repayment as provided for in Clause 4 below.

3.3. The Parties expressly agree that no compensation is due, as well as the application of any margin by VIA VAREJO on the amounts to be repaid by the Parties by reason of the CDs structure sharing.

3.4. It is agreed that any expenses related with the Structure Sharing, among others that are or may be part of this Agreement, shall be submitted by VIA VAREJO to CNOVA for proper repayment, in unit or global prices, within the periodicity and as provided for in Clause 4.

3.5. CNOVA agrees, at once, with the manner the expenses shall be submitted by VIA VAREJO for repayment, according to the expenses report included in Attachment III to this Agreement, and binds itself to carry out the payment of Apportioned Expenses under the terms of Clause 4.

3.6. CNOVA acknowledges and agrees that VIA VAREJO shall use outsourced third parties in the CDs, being jointly liable for them.

3.6.1. During the validity of this Agreement, all agreements entered into by VIA VAREJO and any third parties for performance of all activities in the CDs and any other activities that may become part of this Agreement, are managed by VIA VAREJO, which is responsible for communication with such third parties, if applicable.

3.6.2. Any expenses incurred by VIA VAREJO with the management, maintenance and fulfillment of its obligations according to the agreements entered into with third parties shall be object of repayment by CNOVA as provided for herein.

3.6.3. The Parties acknowledge and agree that CNOVA may hire new employees and third parties directly, to perform activities solely to CNOVA, whereby CNOVA shall be responsible for any costs and expenses regarding the new employees and/or third parties.

CLAUSE 4 - REPAYMENT OF APPORTIONED EXPENSES

4.1. For purposes of apportionment of the Apportioned Expenses, VIA VAREJO shall prepare, by the end of each month, analytical statement with the calculation of the amount owed by CNOVA, as an apportionment, according to the criteria defined in Clause 3 above (“Expenses Report”), and shall submit, until the last business day of each previous month, in the template included in Attachment III, the Expenses Report to CNOVA, being that such submission shall be effected by means of electronic mail to the electronic address that CNOVA indicates for such purpose.

4.2. CNOVA shall repay VIA VAREJO within two (2) business days from the respective receipt of Expenses Report, to be made by means of deposit in checking account held by VIA VAREJO: Bank [*]; Agency. [*]; Checking Account: [*].

4.3. In case CNOVA does not agree with any amounts detailed in the Expenses Report to be submitted by VIA VAREJO, it shall (a) firstly, carry out the payment of full amount to VIA VAREJO; and, (b) inform VIA VAREJO, in writing, within two (2) business days from the receipt of the respective Expenses Report, the reasons by which the repayment amount is undue (“Controversial Amounts”).

4.4. In the hypothesis described in Clause 4.3 above, VIA VAREJO shall review the reasons by which CNOVA deems the Controversial Amount are undue, and the Parties shall settle the correct amount in writing and under mutual agreement. The difference, whether for more or less, paid by CNOVA shall be included in the Expenses Report, for payment in the following month.

4.5. Any delays in the repayment of the amounts provided for herein shall subject CNOVA to fine of two percent (2%) on the amount due and not paid, and the payment of default fine at the rate of one percent (1%) per month calculated on a pro rata die basis, until the date of effective payment.

4.6. The Parties expressly agree that no compensation is due, as well as the application of any margin by VIA VAREJO on the amounts to be repaid by CNOVA by reason of the CDs Structure Sharing, except as provided for in Clause 4.5 above.

CLAUSE 5 - OBLIGATIONS OF THE PARTIES

5.1. Without prejudice to any other obligations undertaken herein, VIA VAREJO binds itself to:

(i)

Make its physical, technical, material structures and proper employees and/or third parties available to the performance of activities inherent to the Structure Sharing, object of this instrument, being fully responsible for compliance with the entire competent legislation;

(ii)	Bear with the costs relatively to its part in the apportionment arising from the Structure Sharing, object of this instrument; and,

(iii)

Bear with any charges, fines, infractions and/or encumbrances arising from the Structure Sharing, object of this instrument, on its own account, exempting CNOVA from any charges, fines, infractions and/or encumbrances that may arise and being responsible for any damages, whether culpably or maliciously occasioned, to CNOVA and/or third parties, compliant with the provisions of Clause 6 below.

5.2. Without derogating from the other obligations undertaken herein, CNOVA binds itself to:

(i)

Indicate to VIA VAREJO its requirements regarding the sharing of the area, as well as any other activities related with the CDs and the deadline estimated for commencement of the sharing, providing VIA VAREJO with all relevant information and documents, in a timely fashion;

(ii)	Clarify to VIA VAREJO all and any doubts or divergences that may exist regarding the activities resulting from the Structure Sharing;

(iii)	Promptly inform VIA VAREJO in writing, about the occurrence of any circumstance or event that is contrary to the conditions set forth herein, in order to take all necessary measures; and,

(iv)	Bear with the costs relatively to its part in the apportionment arising from the Structure Sharing, as provided for in this Agreement and its Attachments; and,

(v)	Carry out repayment of the Apportioned Expenses within the deadlines and under the conditions set forth herein.

CLAUSE 6 - REPAYMENT OF LOSSES

6.1. The Parties agree to enter into a specific agreement to define the repayment of losses suffered by them and occasioned by virtue of the object of this Agreement.

CLAUSE 7 – TAXES

7.1. Any taxes and contributions that may fall upon the amounts paid by virtue of this Agreement or its performance, whether directly or indirectly, shall be paid by the taxpayer, as defined in the legislation that institutes and/or regulates such tax and contribution.

CLAUSE 8 - NO EMPLOYMENT LINK

8.1. It is agreed that, by force of this Agreement, there shall be no employment link under responsibility of CNOVA regarding the employees VIA VAREJO makes available, whether directly or indirectly, for performance of activities inherent to the Structure Sharing, being that VIA VAREJO shall be liable for all and any expenses and taxes related with the hiring and compensation of its personnel as a result of the labor, social security, accidents-related, insurance or any other legislation in force.

8.2. Likewise, it is agreed that, by force of this Agreement, there shall be no employment link under responsibility of VIA VAREJO regarding the employees CNOVA makes available, whether directly or indirectly, for performance of activities inherent to the Structure Sharing, being that CNOVA shall be liable for all and any expenses and taxes related with the hiring and compensation of its personnel as a result of the labor, social security, accidents-related, insurance or any other legislation in force.

CLAUSE 9 – VALIDITY

9.1. The Agreement is valid for twelve (12) months from the date of execution, being automatically renewed for the same period, successively, except in case of manifestation in contrary of either Party within a minimum period of ninety (90) consecutive days, without imposition of any fine or indemnification to either Party.

9.2. Without prejudice to the other hypotheses of termination provided for herein, this Agreement may be totally or partially terminated in any party of its object, at any time, by mutual agreement and in writing by the Parties.

9.3. Notwithstanding the validity and performance of this Agreement, any pending obligations and clauses that, due to their nature, have an everlasting nature, shall remain valid even after termination or expiration.

CLAUSE 10 – CONFIDENTIALITY

10.1. Confidential information, which shall be kept in secrecy by the Parties and not disclosed to any third parties during the entire period of validity of this Agreement and after its termination or expiration for indefinite term, is all and any information, documents, systems, software, know-how, formula or data provided by the other Party, as well as any aspects related with the Structure Sharing ("Confidential Information”), which might have been known by the Party by reason of this Agreement, except in case of previous authorization in writing by the other Party, being that the Parties are also forbidden to use such information beyond the strict limits allowed.

10.2. The Parties may reveal the Confidential Information only to the personnel in charge of the performance of the activities inherent to the Structure Sharing and, therefore, only to those people whose activities are directly involved with each piece of Confidential Information to be disclosed, taking all measures required so that the obligation of confidentiality of such information is fully fulfilled, under the terms of Clause 10, being that either party shall be responsible for all and any leak of Confidential Information on the part of its respective staff.

10.3. The confidentiality obligation set forth in this Clause 10 shall not apply (i) in case such information has already been disclosed to the receiving Party without obligation of confidentiality; (ii) is disclosed to the receiving Party by third parties not bound to the obligation of confidentiality; (iii) regarding the information that is or has been made available to the public in a licit manner by another party other than the receiving Party; or, (ii) when the Confidential Information has to be disclosed by force of any legal or regulatory disposition or legal determination and/or determination issued by competent public authority; and/or (v) when the Confidential Information should be disclosed to comply with legislation to which the Party is subject, such as resolutions of the Securities Commission.

10.4. If either Party is obliged to disclose Confidential Information by virtue of the hypothesis set forth in items (iv) and (v) of Clause 10.3 above, the Party forced to do so shall, within twenty-four (24) hours, inform the other Parties about the requirement for revealing the Confidential Information, and those Parties shall analyze such requirements and, at their sole expenses, shall be entitled to defend themselves against the disclosure of any Confidential Information. Even though, the Party obliged to disclose such Confidential Information shall make such disclosure within the strict limits of the judicial order, applicable law or determination issued by competent authority, safeguarding and keeping secrecy of any other Confidential Information.

CLAUSE 11 - REPRESENTATIONS, GUARANTEES AND COMMITMENTS

11.1. The Parties reciprocally represent that the execution of this Agreement and compliance with its clauses and conditions shall not result in failure to fulfill any other terms, commitments, conditions or dispositions of any other agreements or instruments of the Parties, and shall not result in breach of any provisions, law, decree, rule or regulation that may bind the Parties.

11.2. Each Party has full power and authority to enter into this Agreement, comply with their obligations under the terms herein and perform any transactions provided for herein. The conclusion and perfection of this Agreement by either Party and performance of their obligations herein have been dully authorized by means of all acts required, including corporate acts and acts performed by third parties, as applicable. No other action is required to authorize the conclusion, perfection and performance of this Agreement and development of operations contemplated herein by either Party.

CLAUSE 12 - GENERAL CONDITIONS

12.1. Neither Party shall assign or transfer, in the whole or in part, any rights or obligations set forth herein, without express and previous authorization in writing of the other Parties.

12.2. This Agreement for Repayment cannot be amended or added, except by means of written instrument signed by the parties.

12.3. In case any clause, term or disposition herein is deemed null or unenforceable, such nullity or unenforceability shall not affect any other clauses, terms or provisions herein, which shall remain fully effective.

12.4. Any tolerance between the Parties, especially regarding failure in complying with any obligation, clause or conditions established in the present Agreement shall not constitute waiver to the obligations, amendment or novation of this instrument.

12.5. All and any notices, communications, summons and subpoenas to be sent to the Parties concerning this Agreement or arising from it shall be made in writing, by means of return receipt letter or facsimile or electronic mail to be indicated by the Parties.

12.5.1 In order to be considered valid, those notices dealt with in Clause 12.5 above shall be sent to the addresses of the Parties as provided in the preamble of this Agreement and to the electronic mail indicated by the Parties.

12.5.2. Any changes in the addresses or representation or email of either Party shall be informed to the other as provided for in Clause 12.5 above.

12.6. This Agreement constitutes the entire and full understanding of the Parties regarding negotiations hereby effected relatively to the Structure Sharing and respective apportionment, and supersedes all and any previous negotiations, representations and agreements, whether oral or written, between the Parties regarding the matters contained herein.

12.7. This Agreement is irrevocable and non-retractable, binding the contracting parties, their successors and assignees at any title.

12.8. This Agreement shall be governed and construed according to the laws of the Federative Republic of Brazil.

12.9. Any omitted cases shall be resolved under mutual agreement between the Parties.

12.10. The attachments specified below are integral part of this Agreement. The provisions included in attachments are supplementary to the clauses and conditions listed herein, since they do not conflict. In case of conflict or divergence among attachments and clauses established herein, the last ones shall always prevail.

a) Attachment I – Description of Activities and Expenses to Be Apportioned;

b) Attachment II – Criteria for Apportionment of Expenses; and,

c) Attachment III - Expenses Report Template.

d) Attachment IV – Template for requesting expenses per quantity

CLAUSE 13 – VENUE

13.1. In case of any difficulties in the interpretation or performance of this Agreement, or in case of any controversies related or arising from failure in performing this Agreement, the Parties shall employ their best efforts to resolve the situation in a friendly manner. For that, the Parties shall negotiate, in good faith, a solution that is satisfactory for both of them.

13.2. If it is not possible to solve any occasional conflicts as provided for in Clause 13.1 above, the Parties elect the Courts of the Circuit of São Paulo, State of São Paulo, to resolve any doubts and/or conflicts relate with this Agreement.

And in witness whereof, the parties execute the present Agreement in two (2) counterparts of the same content.

[city], [date]

VIA VAREJO

CNOVA

Witness 1	Witness 2

Name:	Nome/Name:
Taxpayer's Card:	CPF/Taxpayer's Card:

ATTACHMENT I to

the Agreement for the Apportionment of Expenses

entered by and between VIA VAREJO and CNOVA

on [date] (“Contract”).

Description of Shared Activities and Expenses to Be Apportioned

1.1. The list below shows the expenses to be apportioned to the Parties:

EXPENSES
Rent
Municipal Real Estate Tax (IPTU)
Property Insurance
Electricity
Water and Sewage Service
Garbage Collection / Fumigation
Property Security
Cleaning (Service + Material)
Property Maintenance
Mat. Fire Prevention Sesmt
Fire Brigade
Transportation of Employees
Cafeteria
Outpatient Facility
Internet Link
Hardware Services
Software Services
Voip Telephony Leasing
Telephone
Expenses with IT Services
Expenses with personnel (Christmas bonus, feeding, benefits, social charges, vacations, overtime, profits and results sharing, salaries, severance pay)
Consumption material (printed matter and office supplies, IT supplies, marketing materials, packing materials, operational material, consumption material)
Property Security (dedicated stations)
Maintenance of Displacement Equipment
Mail and Postal Service
Outsourced Services

1.2. The request for expenses per quantity shall comply with the template included in Attachment IV.

1.3. The capitalized terms with no definition in this Attachment shall be construed according to the definitions set in the Agreement.

[city], [date].

VIA VAREJO

Name:	Name:
Position:	Position:

CNOVA

Nome/Name:	Nome/Name:
Cargo/Position:	Cargo/Position:

ATTACHMENT II to

the Agreement for the Apportionment of Expenses

entered by and between VIA VAREJO and CNOVA

on [date] (“Agreement”)

Criteria for Apportionment of Expenses

1.1 List of apportioned expenses according to the proportional area occupied of the CD (% of m2), per company:

Apportionment M²	M²	% Area
Total Area CD (m²)	[*]	100%
Sinergia Area (m²)	[*]	[*]

Accounts	Total (R$)		Sinergia (R$)
Rent	R$	-	R$	-
Municipal Real Estate Tax (IPTU)	R$	-	R$	-
Property Insurance	R$	-	R$	-
Electricity	R$	-	R$	-
Water and Sewage Service	R$	-	R$	-
Garbage Collection / Fumigation	R$	-	R$	-
Property Security	R$	-	R$	-
Cleaning and Gardening (Service + Material)	R$	-	R$	-
Property Maintenance	R$	-	R$	-
Mat. Fire Prevention Sesmt	R$	-	R$	-
Fire Brigade	R$	-	R$	-
Total	R$	-	R$	-

Apportionment Headcount	No. HC	% HC
Total Via Varejo - interns (HC)		100%
Total Sinergia (HC)		0.0%

Accounts	Total (R$)		Sinergia (R$)
Transportation of Employees			R$	-
Cafeteria			R$	-
Outpatient Facility			R$	-
Total	R$	-	R$	-

Apportionment Equipment	No. of Equipment	% Equipment
Total Warehouse (Equipment)		100%
Total Sinergia (Equipment)		0.0%

Accounts	Total (R$)		Sinergia (R$)
Internet Link			R$	-
Hardware Services			R$	-
Software Services			R$	-
Voip Telephony Leasing			R$	-
Telephone			R$	-
Expenses with IT Services			R$	-
Total	R$	-	R$	-

Specific Expenses (Allocated directly to the Costs Center)

Accounts	Sinergia (R$)
Expenses with Personnel	R$	-
Consumption Material	R$	-
Property Security (dedicated stations)
Maintenance of Displacement Equipment
Mail and Postal Service
Outsourced Services
Total	R$	-

Total Intercompany Reclassification	R$	[*]

[city], [date].

VIA VAREJO

Name:	Name:
Position:	Position:

CNOVA

Name:	Name:
Position:	Position:

ATTACHMENT III to

the Agreement for the Apportionment of Expenses

entered by and between VIA VAREJO and CNOVA on [date] (“Agreement”)

Expenses Report Template

CNPJ/MF
EXPENSES REPORT FOR [•] AGREEMENT FOR APPORTIONMENT OF EXPENSES ENTERED INTO ON [DATE]
Period: [•]/[•]/[•] to [•] /[•]/[•]
DESCRIPTION OF EXPENSES

APPORTIONMENT M2	M2	%AREA
Total CD(m2) Area of the Company (m2)	[•] [•]	[•] [•]
Expenses	Total (R$)	Company (R$)

TOTAL

Quantitative Expenses (Headcount)
Expenses	Unit Price (R$)	Amount Used	Company (R$)

TOTAL

Specific Expenses (allocated directly to the Companies)
Expenses	Company (R$)

TOTAL

Total Expenses: R$ [•] ([•])

ATTACHMENT IV to the Agreement for the Apportionment of Expenses, entered into by and between VIA VAREJO and CNOVA on [date] (“Agreement”)

VIA VAREJO	DELIVERY RECEIPT OF SUPPLIES	ISSUE ____/____/____

Fl –1200 Storeroom

On this _____/ _____/ _____, I received the supplies directed to the department __________, sector ______________________________________________ of branch 200.

I state that such supplies and respective amounts are in agreement with the order #  _______________ / _______________ / _______________ / _______________ /  _______________

Person in charge of receipt: __________________________________ Enrollment: _____________

Obs:________________________________________________________________________________